UBS TAMARACK INTERNATIONAL FUND, LLC

Security: GENPACT
Date of Purchase: 8/2/07
Price: $14/share
Shares Purchased: 1,360,085 shares
Purchased From: MORGAN STANLEY
Aggregate amount of offering: 35,294,118 shares